Exhibit 99.(k)(1)

2022 Amendment

To The

Agency Agreement

between

Benefit Street Partners L.L.C.

and

DST Systems, Inc.

This amendment (the “2022 Amendment”), effective as of April 1, 2022 (the “Amendment Effective Date”), is by and between DST Systems, Inc. (“DST”), Benefit Street Partners L.L.C. (“Benefit Street”), Realty Finance Trust, Inc., Business Development Corporation of America, and Franklin BSP Private Credit Fund (the “Interval Fund”).

WHEREAS, DST, Benefit Street, Realty Finance Trust, Inc., and the Business Development Corporation of America are parties to the Agency Agreement dated January 19, 2017 (the “Agency Agreement”); and

WHEREAS, the parties to the Agency Agreement entered into an Amendment dated March 16, 2020 to add the Interval Fund as a party to the Agency Agreement; and

WHEREAS, the launch of the Interval Fund was delayed; and

WHEREAS, the parties intend update the Agreement;

NOW, THEREFORE, for good and valuable consideration the parties agree as follows:

1.	The Interval Fund is expected to launch on April 1, 2022.

2.	Exhibits A, A.1, A.2, A.3 and A.4 of the Agency Agreement (the “Fee Schedules”) are replaced in their entirety with Exhibits A, A.1, A.2, A.3 and A.4 attached hereto and are hereby effective as of the Amendment Effective Date.

3.	The 5-year term of the Fee Schedules will commence on April 1, 2022 and continue through March 31, 2027.

4.	In the event of a conflict between the provisions of the Agency Agreement and this 2022 Amendment, the terms of this 2022 Amendment shall prevail.

5.	Subject to the specific modifications made herein, all terms and conditions of the Agency Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

DST SYSTEMS, INC.	BENEFIT STREET PARTNERS L.L.C.

By:	/s/ Kenneth Fullerton	By:	/s/ Bryan Martoken

Name:	Kenneth Fullerton	Name:	Bryan Martoken

Title:	Authorized Signatory	Title:	Chief Financial Officer

Date:	June 28, 2022	Date:

FRANKLIN BSP REALTY TRUST	FRANKLIN BSP LENDING CORP.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

FRANKLIN BSP PRIVATE CREDIT FUND

By:

Name:

Title:

Date:

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

DST SYSTEMS, INC.	BENEFIT STREET PARTNERS L.L.C.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

FRANKLIN BSP REALTY TRUST	FRANKLIN BSP LENDING CORP.

By:	/s/ Jerome Baglien	By:

Name:	Jerome Baglien	Name:

Title:	Chief Financial Officer	Title:

Date:	6/17/2022	Date:

FRANKLIN BSP PRIVATE CREDIT FUND

By:

Name:

Title:

Date:

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

DST SYSTEMS, INC.	BENEFIT STREET PARTNERS L.L.C.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

FRANKLIN BSP REALTY TRUST	FRANKLIN BSP LENDING CORP.

By:	By:	/s/ Nina Baryski

Name:	Name:	Nina Baryski

Title:	Title:	Authorized Signor

Date:	Date:	06/17/2022

FRANKLIN BSP PRIVATE CREDIT FUND

By:	/s/ Nina Baryski

Name:	Nina Baryski

Title:	Authorized Signor

Date:	06/17/2022

EXHIBIT A

BENEFITS STREET PARTNERS LLC

FEE SCHEDULE

TERM: 5 YEARS (April 1, 2022 – March 31, 2027)

I.	Complex Minimum Fee	$150,000 per year

(Note: Minimum applies unless aggregate charges included in Sections II, III, and IV exceed one-twelfth of the annual minimum.)

II.	REIT / BDC/ Periodic Value and Admittance Funds:

Open Account Fee

0 - 100,000	$15.00 per acct per year
> 100,001	$13.50 per acct per year

III.	Interval / Daily Valued/ Daily Admittance / DTCC Fundserv Eligible Funds:

Product Minimum Fee:	$35,000 per year

(Note: Includes 3 CUSIPs. Additional CUSIPs will add $5,000 to the Product Minimum. Product Minimum applies unless aggregate charges for each individual product in the affected month included in Sections III and IV exceed one-twelfth of the annual minimum.)

Open Account Fee

0 – 25,000	$9.50 per acct per year
> 25,001	$7.00 per acct per year

Asset Based Fees 1

$0 to $250,000,000	3.00 Basis Points
$250,000,001 - $1,000,000,000	1.75 Basis Points
> $1,000,000,001	1.50 Basis Points

IV.	Platform Fees [2]:

Base Fee (Call Center & Transaction Processing)	$25,000 per product per year
New Account Setup Fee - Manual	$25.18 per NASU
New Account Setup Fee – Fully Automated	$2.00 per NASU
Closed Account Fee	$1.99 per acct per year
Phone Calls	$7.50 per call
Correspondence	$10.00 per item
Purchase	$10.00 per purchase
Adjustments	$10.00 per adjustment
Redemptions	$10.00 per item
Ad Hoc Reporting Requests [3]	$151 per hour

1 Each financial product, inclusive of all share classes for that product, is measured individually for purposes of the asset based fees described above as of the end of the billing period.

2 Applies to all products.

3 Applies to requested reports that do not generate automatically out of the TA2000 system.

V.	Other Services [4]:

Automated Work Distributor ™ (AWD) [5]	$5,237 per user per year

(Does not include hardware or third-party software, products will be priced separately as requested)

CUSIP Setup Fee	$11,105 per CUSIP
CUSIP Deconversion Fee	TBD

*Self-Directed Custodial Services	$35.00 per SSN-paid by shareowner

TA2000 Data Transmission to third party print vendors	$0.021 per record
Composition Services[4]	$0.01 per image

Electronic Presentment – Loading Fee [4]	$0.0721 per document

*Aged History Retention Fee – Online	$5.00 per 1,000 lines
*Aged History Retention Fee – Offline	$3.50 per 1,000 lines

K-1 Tax Reporting Fees	$10.07 per Acct

Escheatment – RPO

CUSIP Fee	$136 per CUSIP per filing
Per Item	$1.09 per item plus expenses as incurred

Additional Training Fees	$101 per hour per trainer plus all travel expenses

*Internet Dealer Commissions[5]	$200 per month

VI.	Listed Product Account Fees:

Open Accounts	$2.27 per position in first class

Open Accounts	$1.59 per position in additional classes 2, 3, & 4

Account Fee Minimum	$25,178 per year per traded REIT (with account and transaction fees counted against the minimum)

Closed Account Fee	$1.01 per account per year

4 DST requires 120 days’ notice to begin providing Optional Services, which time period may be reduced upon mutual agreement. DST requires 120 days’ notice to cease supporting and billing for Optional Services. The Fund will be billed for Optional Services ended prior to the 120 days at the average monthly amount for that function from the prior six months invoices multiplied by the number of months or partial months to the full 120 day period.

5 Requires separate agreement.

VII.	Listed Product Transaction Based Fees (apply during post listed periods):

Direct Reinvestment Plan

Administration Fee (per DRP program)	$24,170 per year
DRP per Account Participation Fee	$1.21 per year

Activity Based Fees

Incoming / Outgoing Telephone Calls	$5.04 per call

Account Processing Fees

Share Purchase Program	$10.00 per item
Manual Transfers	$10.00 per item
Cancels	$10.00 per item
Correspondence	$4.03 per item
Automated DRS Transfers	$1.01 per item
DWAC Transfers	$101 per request

Shareholder Paid Fees

Annual IRA Custodial Fee	As Negotiated per year
Direct Redemption	$20.00 per item

Reporting

Ad-Hoc Report Generation	$60.43 per report

Tax Form Production

Open & Closed accounts requiring form production	$1.01 per year

Note: DTCC related expenses will be incurred for some of the services described above. Those charges will be billed to the Fund/Fund Sponsor in the regular out of pocket billing cycle.

VIII.	Distribution Interface Support

AIP	$2,500 per month

Wirehouse Support Fee	$1,000 per wirehouse per month
Distribution Fee

(Deferred Compensation Payment Support)	$2,000 per fund per month

Distribution Partner Interface Implementation Fee	Standard Programming Rates

IX.	Programming/Implementation Fees*:

*Computer/Technical Personnel (2020 Standard Rates):

*Business Analyst / Tester / Other:	$150.00 per hour
*COBOL / Workstation Programmer:	$200.00 per hour
*Web Developer:	$250.00 per hour

*Full Service Staff Support:	$100.00 per hour

Systems Implementation Fee	TBD

(Applies to the initial implementation of the business only. Due at signing of Letter of Intent)

Data Conversion Fee	TBD

(Applicable only if historic data converted from previous system)

Services Provided	Exhibit A.1
*Vision [6]	Exhibit A.2
*SalesConnect [6]	Exhibit A.3

*FAN Mail [6]	Exhibit A.4

6 Requires separate agreement.

Notes to Above Fees:

1)	The initial term is five (5) years. A Cost of Living increase will occur annually upon each anniversary of the Service Agreement in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Midwest Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics. Items marked by an “*” are subject to change with 60 day notice.

2)	Reimbursable and other expenses are billed as incurred. Reimbursable and other expenses include but are not limited to: confirmation statements, AML/CIP, regulatory compliance, Compliance+ Program ($32,000/yr.) [7]*, escheatment, freight, outside mailing services, Proxy Processing, TIN Certification, NSCC Communications Charge (Fund/Serv and Networking), quarterly statements, postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, bank fees, transcripts, microfilm, microfiche, disaster recovery [8]*, hardware at customer’s facility, telecommunications/network configuration, and lost shareholder search/tracking.

3)	Any fees, reimbursable, or other expenses not paid within 30 days of receipt of invoice will be charged a late payment fee of 1.5% per month until payment is received.

7 10% of annual fees, not to exceed $32,000 per year.

8The annual charge of $0.206 per account, paid monthly in increments of one-twelfth of the annual charge, and will increase proportionate to any increase in DST’s costs to provide the recovery service or in the event that the current recovery goal is shortened. The current recovery goal is to have the TA2000 System as provided for in the Business Contingency Plan operational 4 hours after DST’s declaration of a disaster. Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Fund-provided, in which case connectivity is the responsibility of Fund.

EXHIBIT A.1

Services Provided

•	Distribution Center

▪	Receipt and sort of incoming mail

▪	Creation of electronic images for all paper received

▪	Automated distribution of work based on assigned priority

▪	Issuance of redemption and replacement checks
•	Transaction Processing

▪	New Account Establishment

▪	Account Maintenance

▪	Purchases

▪	Redemptions

▪	Transfers

▪	Exchanges

▪	Systematic withdrawal plans

▪	Automatic investment plans
•	Control

▪	Input of daily prices and dividend rates

▪	Processing of dividend and capital gain distributions

▪	Reconciliation of daily bank accounts

▪	Blue Sky Transmissions/Support

▪	12 (b) 1 Processing and Reconciliation

▪	Commission Processing and Reconciliation

▪	Cash and Share Reconciliation
•	Year-End

▪	Basis tracking by investor

▪	IRS Reporting

▪	1099

▪	5498

▪	K-1
•	Broker Servicing (phones)

▪	Inquiry

▪	Correspondence

▪	Commission Inquiries
•	Shareholder Servicing (phones)

▪	Inquiry

▪	Telephone Transactions

▪	Fulfillment

▪	Correspondence

▪	Internet Support

EXHIBIT A.2, p.1

VISION

FEE SCHEDULE

Unless specifically indicated otherwise, all fees, charges and discounts will be applied separately to each individual affiliate of Customer that has been assigned a unique management code.

ID Charges
Number of ID Breakpoints	ID Charge Breakpoints
1 - 500	$3.25 per month/per ID for each of the first 500 IDs
501 - 1,000	$3.00 per month/per ID for each of the next 500 IDs
1,001 - 2,000	$2.75 per month/per ID for each of the next 1,000 IDs
2,001 - 3,450	$2.50 per month/per ID for each of the next 1,450 IDs
3,451 - +	No charge for each additional ID over 3,450

In accordance with the schedule above, ID Charges for each affiliate of Customer cannot exceed a monthly maximum of $9,500.

Inquiry Charges

Initial Set-up Fee	None

Per View Charge 5

Standard	$0.05
Reduced	$0.025

Statement Charges (optional)

Individual Statement Retrieval Charge	$0.05 per statement
Batch Statement Load Charge [6]	$0.03 per image
Monthly Statement Interface Support Charge [7]	$1,300

The Statement Retrieval Charges do not cover any charges or expenses Customer may incur from its statement vendor.

Data Extract Charges6

Advisor Requests	$0.12 per file
Non-Advisor Requests	$6.00 per file

Email Alert Charges

Per email charge	$0.05

5 The Standard Per View Charge is currently assessed when an information request retrieves data from individual system-level tables to return a response. DST may, from time to time, determine that certain information requests that retrieve data from a consolidated table to return a response are eligible for the Reduced Per View Charge. Although the foregoing represents the approach DST has historically taken with respect to Per View Charges, DST reserves the right at any time to change the components and/or structure of the Per View Charge. If applicable, Vision Charges do not include any charges or expenses Customer may incur separately from DST for AWD transactions or images offered through Vision.

6 The Batch Statement Load charge and the Data Extract charge will only be assessed at the time the statements are provided to Vision by the statement vendor or at the time data files are retrieved by Vision, as applicable, not at the time of viewing or downloading.

7 If Customer uses DST Systems, Inc. as its electronic print vendor, the Monthly Statement Interface Support Charge will be waived.

Transaction Processing Charges (optional)	EXHIBIT A.2, p.2

Initial Set-up Fee	None
Purchase, Redemption, Exchange, Maintenance	$0.10 per transaction
NSCC Reject Processing	$0.10 per reject
Workflow Response	$0.10 per transaction
New Account Establishment (each new account transaction [8] may contain one or more new accounts)[8]	$0.35 per transaction
New Account Web Service Image Delivery	$0.65 per image
Monthly Minimum [9]	greater of $500 or actual usage

Dealer/Branch/Rep Updates (optional)
Flat Fee [10]
SalesConnect Customers (Rep level)	Waived
SalesConnect Customers (Branch level)
and Non-SalesConnect Customers
Number of Accounts	Flat Fee Charge
0 – 25,000	$0 per month
25,001 – 100,000	$250.00 per month
100,001 – 500,000	$500.00 per month
500,001 – 1,000,000	$1,000.00 per month
1,000,001 - +	$2,000.00 per month

Per Update
SalesConnect Customers (Rep level)	Waived
SalesConnect Customers (Branch level)
and Non-SalesConnect Customers	$0.10 per transaction

DST will combine accounts for all affiliates of Customer for purposes of determining the applicable Flat Fee for Customer’s affiliated corporate complex. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. Customer’s number of accounts will be reviewed every January 1 for purposes of determining the monthly Flat Fee charges for that year.

Vision - Out-of-Band Multi-Factor Authentication (“MFA”) Services

Description	Monthly Schedule	Annualized
Below 1000 IDs	$125	$1,500
1000-3450 IDs	$208	$2,500
3451 IDs and above	$583	$7,000
High tier	$958	$11,500

8 For clarity, regardless of whether Customer has elected to allow the Financial Products to participate in DST Prime for New Account Establishment and New Account Web Service Image Delivery (DST Prime is a service offered through DST Brokerage Solutions, LLC (“DST BS”) to brokers and other intermediaries and requires an agreement between the broker and DST BS and payment by the broker to DST BS), the Vision charges specified above will apply to all New Account Establishment and New Account Web Service Image Delivery transactions.

9 NSCC Reject Processing and Workflow Response shall not be considered when calculating the Monthly Minimum charge for Transaction Processing.

10 ID Charges, Monthly Statement Interface Support Charges and Dealer/Branch/Rep Updates Flat Fee are not included in Volume Discount calculations.

Note: Fees for MFA Services are subject to change on an annual basis, and are excluded from Fees subject to the Platinum/Gold Discount described below. Customers with no IDs at the beginning of the Initial Exhibit Term shall

Volume Discounts
Discount Schedule (monthly) [10]
$7,500 - $15,000	20%
$15,001 - $30,000	25%
$30,001 - $45,000	30%
$45,001 - +	35%

The percentage discount is applied incrementally to the dollars associated with each breakpoint.

EXHIBIT A.2, p.3

Platinum/Gold Discount

An additional discount shall be applied to the net Fees (i.e., after Volume Discounts) paid by Customer for DST's Vision Services if Customer is utilizing DST’s Basic FAN Mail Services pursuant to the applicable Master Agreement for DST FAN Mail Services, as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to the Service Exhibit to the Master Agreement for DST FAN Mail Services, and at the beginning of each calendar year thereafter, DST shall review the average combined annual usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year. Customer shall receive the following discounts on Vision Services fees for the then current calendar year, in the event the total annual combined usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed at least:

Gold Level

Qualification:	$180,000.00 annually, but less than $300,000.00.

Discount:	The discount for each billing cycle equals 2½% of Vision usage fees billed for such cycle.

Platinum Level

Qualification:	$300,000.00 annually, but less than $2,000,000.00.

Discount:	The discount for each billing cycle equals 5% of Vision usage fees billed for such cycle.

Platinum Plus Level

Qualification:	$2,000,000.00 annually.

Discount:	The discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Customer for purposes of determining the applicable discount for Customer’s affiliated corporate complex. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. DST will not combine an affiliate’s usage fees with Customer’s unless and until Customer has so notified DST. No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations. If Customer qualifies, the discount will be shown on each invoice issued to Customer.

		EXHIBIT A.3, p.1

DST SALESCONNECT
Monthly Service Fees [11]

Data Management
Producing rep entities [12]		$0.50 (each)
Non-producing rep entities		No additional charge
Monthly Minimum		$6,000

Discount Applied to Fees in the Specified Range [13]

	$0 to $20,000	0%
Breakpoint 1	$20,001 to $40,000	33%
Breakpoint 2	Over $40,000	50%

NOTE: Fees charged by a source record-keeper and/or the DTCC (i.e.; Omni/SERV) to receive trade and asset position files are the sole responsibility of the client and are not included in this fee schedule.

Monthly Support Fee	$1,000

NOTE: The support fee is waived in each month that Customer has an associate with an active “SalesConnect Certified Administrator” certificate and that associate serves as level I support for all client questions (with DST serving as level II support). After the initial implementation, DST will periodically re-certify an associate at no additional fee or provide training for an initial certification for an additional fee of $1,500 (plus travel costs, if required).

Optional Monthly Fees

Operator IDs 14

First five	No additional charge
Six through twenty	$130 (each)
Twenty-one through forty	$120 (each)
Over forty	$110 (each)
Outbound Data Files (standard format)[15]	No additional charge
Direct Database Access [16]	$1,000
Integration with Salesforce.com (One-time Fee) [17]	$5,000

11 Monthly service fees commence in the month transaction scrubbing begins.

12 Producing rep entities are defined as all rep level entities that either have a current asset balance or have been linked to at least one purchase transaction during the previous two years. Each rep entity is separately counted including individual reps, partnership entities, and house/default reps.

13 Discounts only apply to the fees within the specific ranges and not to the aggregate monthly fee.

14 Operator IDs provide access to the SalesConnect Application for searches, reports/queries and general administration.

15 Requires a method to receive secure file transmissions from the Winchester Data Center. Additional charges may apply if a method is not currently in place.

16 Customer must provide DST with a Salesforce login and must have a sufficient number of API calls to load the requested data.

17 Provides direct access to a copy of the SalesConnect production database for developing custom queries and reports utilizing a client’s own reporting tool. Requires network connectivity to the Winchester Data Center (connectivity fees not included).

EXHIBIT A.3, p.2

Professional Services (upon request)18

1.	Perform outsourced administrative functions including territory management, spreadsheet processing, operator ID access, Financial Product/transaction code maintenance, and trade/asset resolution outside of the procedures established by the SalesConnect Team.

2.	Modify an existing interface or develop new transaction/asset interfaces (either direct file transmissions or spreadsheets) into the SalesConnect Application.

3.	Modify an existing outbound file or develop a new outbound file for scrubbed transactions, assets, and firm/office/rep maintenance.

4.	Convert data from an existing Customer system into SalesConnect (e.g., historical transactions, notes, activities, unique identifiers for firms/offices/reps, etc.).

5.	Provide consulting services related to processing the SalesConnect outbound files into a downstream sales system (two hours are provided at no charge, thereafter minimum charge is $15,000 for 100 hours).

6.	Modify an existing interface or develop a new literature order and tracking interface to/from client’s fulfillment vendor and SalesConnect.

7.	Modify an existing report or develop new reports accessible through the SalesConnect web site.

The foregoing fees are billable monthly at the rates stated above and shall be paid within thirty (30) days of Customer’s receipt of the invoice to the address specified in the invoice (“Due Date”) subject to and in accordance with the terms and conditions set forth in Paragraph 6 of the Agreement.

Automatic Annual Increase Provision(s):

The foregoing fees are subject to an annual increase at the same time and manner as set forth in the TA2000 Agreement.

18 Fees for Professional Services will be determined based on specific client requirements and DST’s prevailing hourly rates.

EXHIBIT A.4

FILE AND USAGE FEE SCHEDULE – TA2000

TO

BASIC FAN MAIL SERVICES EXHIBIT

1.       Files.

The following Files may be made available to Recipients:

“Account Position” - This file reports the current Financial Product Unit balance and net asset value for every account, regardless of whether the account had activity. This file is generally provided on a monthly basis and consists of two (2) records per account.

“Direct Financial Activity” - This file is generated as a result of activity being posted to the Financial Product Unit owner account. The information in this file reports all activity involving the movement of money and/or Financial Product Units (with the exception of distributions) and consists of two (2) records per account.

“Account Master Position/New Account Activity/Non-Financial Activity” - This file provides registration information on each Financial Product Unit holder account for the Recipient. The Account Master Position is used to initialize the Recipient’s database. The New Account Activity provides any new accounts established for the Recipient. The Non-Financial Activity is generated from maintenance activity to the Financial Product Unit owner registration. These files consist of three (3) records per account.

“Distribution Activity” - This file is used to confirm all activity resulting from the distribution of a dividend, and long or short term capital gain. The file will be generated after the distribution has been applied to the Financial Product Unit holder account. This file consists of two records (2) per account.

“Daily Price” - This file contains the daily offering price and Net Asset Value of every CUSIP (separate security). This file consists of one (1) record per CUSIP.

"Security" - This file is systematically generated by DST and appended to the end of each associated Account Master Position/New Account Activity/Non-Financial Activity file being delivered. This file may also be generated upon request based on the month-end Account Position file. Unique security investment details such as Ticker/Quotron, CUSIP, Fund and Product Names are reported within this file. This file consists of one (1) record per unique CUSIP delivered in the associated file. Because this file is used to supplement the Account Master Position/New Account Activity/Non-Financial Activity files, DST does not charge any fees for the records provided in this file.

"Average Cost Position/Activity" - This file reports cost basis details including initial cost basis, the source of reporting, the last calculation date, the current net investment figure and current shares. The Average Cost Position file is used to initialize a Recipient's database. The Average Cost Activity file is generated as a result of a change to the cost basis of an account. These files consist of one (1) record per account.

2.       Usage Fees.

DST will charge Customer fees per record made available, including all “header” records and “trailer” records, in accordance with the following fee schedule. Typically, a single header record is used to designate the beginning of data for a Recipient within a given File and a single trailer record is used to designate the end of data for a Recipient within a given File. One to many records may be included between the “header” and “trailer” records. Most Files consist of two (2) to three (3) records per account, each 160 bytes of information being a separate record.1

Accordingly, by way of example, if Customer sends an Account Position File for two Recipients, one with 25 accounts and one with 50 accounts, the following records would be billable to Customer.

	File Type	Records

Recipient A	Header	1
	25 Accounts (2 records per	50
	account)
	Trailer	1
Recipient B	Header	1
	50 Accounts (2 records per	100
	account)
	Trailer	1
	Total Records	154

DST will not bill Recipients for the Files made available to them.

Level	Per Record Fees

Branch/Rep	$.018
Dealer	$.012
$.002 or $1.75
Daily Price File	per Recipient per month,
whichever is less

3. Volume Discounts.

DST will offer Customer discounts based on the amount of each total per record charge per method of delivery incurred by Customer in a month. The following discount schedule will apply:

Total Per Record Fees	% Discount on Amount Over Threshold
$0.00 - $2,500.00	0%
$2,501.00 - $5,000.00	10%
$5,001.00 - $7,500.00	15%
$7501.00 - $10,000.00	20%

$10,001 - $30,000.00	25%
$30,001.00 - +	50%

Monthly FAN Mail Access and Support Charge	$500.00

The Monthly FAN Mail Access and Support Charge paid by Customer shall not be included in the eligible fees for purposes of determining any discount.

4. Gold and Platinum Discounts.

An additional discount shall be applied to the usage fees paid by Customer for (i) Basic FAN Mail Services and (ii) if Customer is utilizing DST's Vision Services pursuant to the applicable DST agreement for such services, Vision Services as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to this Service Exhibit, and at the beginning of each calendar year thereafter, DST shall review the average combined monthly usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year. In the event the average monthly usage fees paid equal or exceed at least $15,000.00, Customer shall receive the following discounts on all usage fees for Basic FAN Mail Services and, if applicable, Vision Services for the then current calendar year:

Gold Level

Qualification: Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $15,000.00 ($180,000.00 annually) but are less than $25,000.00.

Discount:      If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 10% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 2½% of Vision usage fees and an additional 2½% (i.e., 12½% total) of Basic FAN Mail usage fees billed for such cycle.

Platinum Level

Qualification: Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $25,000.00 ($300,000.00 annually).

Discount:        If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 15% of the usage fees billed for such billing cycle.

 If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 5% of Vision usage fees and an additional 2½% (i.e., 17½% of total) of Basic FAN Mail usage fees billed for such cycle.

Platinum Plus Level

Qualification: Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $166,666.67 ($2,000,000.00 annually).

Discount:          If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 25% of the usage fees billed for such billing cycle.

                             If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Customer for purposes of determining the applicable discount for Customer’s affiliated corporate complex. In order to qualify, an affiliate of Customer must be an entity which directly or indirectly controls19, is controlled by or under common control with, Customer. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. DST will not combine an affiliate’s usage fees with Customer’s unless and until Customer has so notified DST. No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations. If Customer qualifies, the discount shall be shown on each invoice issued to Customer.

19 Control” over an entity shall mean (i) the possession, directly or indirectly, of 100% of the voting power to elect directors, in the case of an entity that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity, in each case whether through the ownership of voting securities or interests, by contract or otherwise and (ii) with respect to a partnership, a general partner thereof or an entity having management rights comparable to those of a general partner shall be deemed to control such entity. The terms “controlling” and “controlled” shall have corollary meanings.